Contact:	Susannah Robinson Director, Investor Relations 617-342-6129

Cabot and Sons of Gwalia Announce Arbitration Settlement and New Supply Agreement

Boston, MA (February 8, 2006). Cabot Supermetals, a business of Cabot Corporation (NYSE: CBT), and Sons of Gwalia Ltd (ASX:SGW) today announced that the arbitration regarding the price at which Sons of Gwalia will supply tantalum ore to Cabot has been settled, and that the parties have entered into a new supply agreement.

Under the settlement, Cabot paid Sons of Gwalia a lump sum payment of US$27 million to terminate the existing supply agreement and other related agreements with Sons of Gwalia.

Cabot and Sons of Gwalia have entered into a new three-year tantalum ore supply agreement that incorporates a significantly reduced annual volume. Under the new arrangement, Cabot will pay higher prices for ore than under the prior arrangement. This will result in approximately $13 million more cost per year.

“We are pleased to have settled our pricing dispute and to enter into a new supply agreement with Sons of Gwalia with reduced volumes that allows us a better opportunity to manage our tantalum raw material needs,” said Eduardo Cordeiro, vice president and general manager of Cabot Supermetals.

Andrew Love, Joint Deed Administrator of Sons of Gwalia said, “We are pleased to have achieved a commercial resolution to this matter. The settlement with Cabot allows Gwalia additional operational flexibility and the new supply agreement allows us to continue our valued relationship with Cabot on agreed terms.”

Cabot Supermetals is a leading supplier of high-purity tantalum and niobium products to the electronics, aerospace, defense, and chemical processing industries. Products include high capacitance Ta powders for capacitor applications and high-purity Ta ingot, plate and rod for a variety of applications.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: http://www.cabot-corp.com.